EXHIBIT 10.3


                               FACILITY AGREEMENT


                          Dated __________________ 1997

                                  By and Among

                        Pipeline Induction Heat Limited,

                             The Banks named herein,

     The First National Bank of Boston, London Branch, as Issuing Bank,

    The First National Bank of Boston, London Branch, as Overdraft Bank

                                     - and -

         The First National Bank of Boston, London Branch, as Agent

TABLE OF CONTENTS

Clause                                                               Page

1.       INTERPRETATION

         1.1        Terms Defined                                    1
         1.2        Rules of Interpretation                          9

2A.      THE ADVANCES

         2A.1       Obligation of the Banks to Make                  10
                    Advances
         2A.2       Voluntary Reduction or Termination               11
                    by the Borrower of the Maximum
                    Commitment Amount
         2A.3       Termination of Commitment                        11
         2A.4       Commitment Fee                                   11
         2A.5       Making the Advances                              12
         2A.6       Exceeding the Maximum Commitment Amount          13

2B.      COLLATERAL INSTRUMENTS

         2B.1       Issuance of Collateral Instruments               14
         2B.2       Request for Collateral Instruments               14
         2B.3       Fees                                             14
         2B.4       Reimbursement Obligations of the Borrower        15
         2B.5       Obligations Absolute                             15
         2B.6       Indemnities from the Borrower                    16
         2B.7       Letters of Credit                                17
         2B.8       Cash Collateral                                  17

3.       INTEREST PAYABLE ON THE ADVANCES

         3.1        Rate of Interest                                 17
         3.2        Time for Payment                                 17
         3.3        Default Interest                                 18

4.       CERTAIN LENDING PROVISIONS

         4.1        Determination of Interest Rate                   19
         4.2        Alternative Interest Rate                        19
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                                    - iii -

         4.3        Repayments and Prepayments of                    19
                    the Advances, etc.
         4.4        Indemnities from the Banks                       20
         4.5        Payments and Computations                        21
         4.6        Payments to be Free of                           23
                    Deductions
         4.7        Additional Costs, Changes in                     25
                    Circumstances, etc.
         4.8        Illegality                                       25
         4.9        Indemnification                                  27


5.       CONDITIONS PRECEDENT; SECURITY

         5.1        Documentary Conditions Precedent                 28
         5.2        Further Conditions Precedent                     28
         5.3        Security; Parent Guarantee                       28

6.       REPRESENTATIONS AND WARRANTIES

         6.1        Due Incorporation                                29
         6.2        Capacity                                         29
         6.3        Authority and Enforceability                     29
         6.4        Compliance with Other Instruments                29
         6.5        No Unmatured Events of Default                   29
                    or Events of Default
         6.6        Collateral                                       30
         6.7        Disclosure                                       30
         6.8        Bank Accounts                                    30
         6.9        Representations and Warranties in the            30
                    Parent Loan Agreement

7.       CERTAIN AFFIRMATIVE COVENANTS

         7.1        Notice of Default, etc.
                    30
         7.2        Expenses                                         31
         7.3        Financial Records                                32
         7.4        Use of Proceeds                                  32
         7.5        Delivery of Monthly Maximum Amount               32
                    Certificate
         7.6        Further Assurances                               32
         7.7        Affirmative Covenants in the                     32
                    Parent Loan Agreement

8.       CERTAIN NEGATIVE COVENANTS
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                                     - iv -

         8.1        Distributions                                    33
         8.2        Bank Accounts                                    33
         8.3        Negative Covenants in the                        33
                    Parent Loan Agreement

9.       EVENTS OF DEFAULT; ACCELERATION

         9.1        Events of Default                                33
         9.2        Distribution of Collateral Proceeds              35

10.      SET-OFF                                                     36

11.      AGENCY

         11.1       Authorisation                                    37
         11.2       Notification                                     41
         11.3       No Obligation                                    42
         11.4       Indemnity                                        42
         11.5       No Liability                                     42
         11.6       The Agent as a Bank                              43
         11.7       Resignation                                      43
         11.8       No Representations                               44
         11.9       Compliance with Law                              44
         11.10      Investment by Agent                              44
         11.11      Divisions of Agent Treated as Separate           45
         11.12      No Knowledge                                     45

12.      MISCELLANEOUS

         12.1       Consents, Amendments, Waivers, etc.              45
         12.2       Assignment and Novation                          46
         12.3       Notices                                          50
         12.4       Governing Law; Place of Jurisdiction             51
         12.5       Severability                                     51
         12.6       Counterparts                                     51
         12.7       Entire Agreement                                 51
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                                     - v -

LIST OF EXHIBITS AND SCHEDULES

THE FIRST SCHEDULE                 Calculation of Additional Cost

THE SECOND SCHEDULE                Banks; Addresses; Commitment
                                   Percentages

THE THIRD SCHEDULE                 Documentary Conditions Precedent
                                   To First Advance

THE FOURTH SCHEDULE                Bank Accounts

EXHIBIT A                          Form of Drawdown Request

EXHIBIT B                          Form of Novation Agreement

EXHIBIT C                          Form of Utilisation Request

THIS FACILITY AGREEMENT is made the ___ day of _________ 1997

BY AND AMONG

(1) PIPELINE INDUCTION HEAT LIMITED, a limited liability company incorporated in England and Wales (registered number 1478556) and having its registered office at The Pipeline Centre, Unit 12, Farrington Road, Rossendale Road Industrial Estate, Burnley, BB11 5SW (the "BORROWER");

(2) THE FIRST NATIONAL BANK OF BOSTON (to be registered in England from and after 20 June 1997 under the name BankBoston, N.A.), a national banking association organised under the laws of the United States of America under the name BankBoston, N.A. acting through its London Branch at 39 Victoria Street, London SW1H 0ED ("BANKBOSTON"), in its capacity as agent and trustee for the Banks (in such capacity, the "AGENT");

(3) THE BANKS named in THE SECOND SCHEDULE hereto, each in its individual capacity;

(4)   BANKBOSTON, in its capacity as the Overdraft Bank (the "OVERDRAFT BANK");
      and

(5)   BANKBOSTON, in its capacity as the Issuing Bank (the "Issuing Bank").


      NOW IT IS HEREBY AGREED:

Clause 1.  INTERPRETATION.

      1.1 TERMS DEFINED. In this Agreement, the following terms shall have the respective meanings set forth below:

      "ACQUISITION DOCUMENTS" shall mean the Agreement for the sale and purchase of the entire issued share capital of the Borrower dated on or about 12 June 1997 by and between Holdings and Weatherford Eurasia Limited and any other documents executed and/or delivered in connection therewith.
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                                   -2-

      "ADDITIONAL COST" shall mean in relation to any period, a percentage calculated for such period at an annual rate determined by the application of the formula set out in THE FIRST SCHEDULE hereto.

      "ADVANCES" shall mean, collectively, any utilisation of the Overdraft and any LIBOR Advance made or to be made to the Borrower pursuant to Clause 2A hereof.

      "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with any member of the Affiliate Group (or other specified Person).

      "AFFILIATE GROUP" shall mean, collectively, the Borrower, the Parent, and each of their respective direct and indirect Subsidiaries.

      "APPLICABLE MARGIN" shall mean the Eurodollar Applicable Margin under and as defined in the Parent Loan Agreement, as such margin is adjusted from time to time pursuant to Section 6.11 of the Parent Loan Agreement.

      "BANKS" shall mean at any time The First National Bank of Boston, London Branch, and the other financial institutions named in THE SECOND SCHEDULE, and any New Bank, and their respective successors in title and assigns, and "BANK" shall mean individually each of the Banks.

      "BORROWING DATE" shall mean in relation to any Advance, the day on which that Advance is made or to be made to the Borrower.

      "BUSINESS DAY" shall mean a day (other than a Saturday or a Sunday) on which banks are open for business in London, England.

      "COLLATERAL INSTRUMENT" shall mean any Letter of Credit, Performance Bond or Guarantee issued, extended or renewed by the Issuing Bank for the account of the Borrower pursuant to Clause 2B hereof.

      "COLLATERAL INSTRUMENT RATE" shall mean the percentage per annum equal to the Applicable Margin in effect for the time being.

      "COMMITMENT" shall mean with respect to each Bank, the amount equal to the product of (A) such Bank's Commitment Percentage and (B) the Maximum Commitment Amount, as the amount of such Bank's commitment to make available to the Borrower or to indemnify the Overdraft Bank, as the case may be, with respect to the Advances and to indemnify the Issuing Bank with respect to Collateral Instruments on the terms and subject to the conditions contained in this Agreement, as the same is reduced from time to time in accordance with the terms hereof.

      "COMMITMENT AMOUNT" shall mean at any time an amount equal to the lesser of (a) the Maximum Commitment Amount at such time and (b) the Monthly Maximum Amount at such time.

      "COMMITMENT EXPIRY DATE" shall mean that term as defined in Clause 2A.3 hereof.

      "COMMITMENT FEE" shall mean that term as defined in Clause 2A.4 hereof.

      "COMMITMENT FEE PERCENTAGE" shall mean the percentage per annum used in determining the Commitment Fee under and as defined in the Parent Loan Agreement, as such percentage is adjusted from time to time pursuant to Section
6.11 of the Parent Loan Agreement.

      "COMMITMENT PERCENTAGE" shall mean with respect to each Bank, the percentage set forth on THE SECOND SCHEDULE hereto opposite such Bank's name (or, as the case may be, specified in the Novation Agreement pursuant to which such Bank became a party hereto as the proportion of the aggregate Commitments transferred to such Bank).

      "DISCHARGED OBLIGATIONS" shall mean that term as defined in Clause 12.2 hereof.

      "DISCHARGED RIGHTS" shall mean that term as defined in Clause 12.2 hereof.

      "DISTRIBUTION" shall mean (A) the declaration or payment of any dividend on or in respect of any Shares of any class of any Person, other than dividends payable solely in Shares of such Person, or (B) the purchase, redemption or other retirement of any Shares of any class of any Person, directly or indirectly through a Subsidiary or otherwise, or (C) the return of capital by any Person to its shareholders as such, or (D) any other distribution on or in respect of any Shares of any class of any Person.

      "DRAWDOWN REQUEST" shall mean a request by the Borrower for a LIBOR Advance in the form set out in EXHIBIT A hereto.

      "ELIGIBLE TRANSFEREE" shall mean (a) any Qualifying Bank that is a commercial bank or finance company organised under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) any Qualifying Bank that is a savings and loan association or savings bank organised under the laws of the United

States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000; (c) any Qualifying Bank that is a commercial bank organised under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organised or another country which is also a member of the OECD; (d) any Qualifying Bank that is the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

      "EVENT OF DEFAULT" shall mean any of the events described in Clauses 9.1(A) through (L) (inclusive) hereof.

      "EXISTING BANK" shall mean that term as defined in Clause 12.2.

      "EXISTING PARTIES" shall mean that term as defined in Clause 12.2.

      "GUARANTEE" shall mean a guarantee, indemnity or other assurance, in a form and on terms acceptable to the Issuing Bank, issued, extended or renewed by the Issuing Bank for the account of the Borrower pursuant to Clause 2B hereof.

      "HOLDINGS" shall mean PIH Holdings Limited, a limited liability company incorporated in England and Wales (registered number 3335609), having its registered office at 1 South Quay, Victoria Quays, Sheffield, S2 5SY, and the holder of 100% of the Borrower's issued share capital.

      "HOLDINGS GUARANTEE" shall mean that term as defined in Clause 5.3 hereof.

      "INDEBTEDNESS" shall mean, as to any Person, without duplication, (A) all obligations of such Person for borrowed money, (B) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (C) all obligations of such Person to pay the deferred purchase price of property or services, (D) all obligations of such Person for reimbursement (whether contingent or liquidated) of amounts drawn under letters of credit, performance bonds or guarantees issued for the account of such Person, (E) all obligations of such Person as lessee under finance leases, hire purchase or conditional sale agreements or other agreements entered into primarily as a method of raising finance, (F) all obligations secured by any mortgage, charge, lien, security interest or other encumbrance, to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (G) all Indebtedness of others guaranteed by such Person.

      "INTEREST PAYMENT DATE" shall mean any date on which a payment of interest is due on any of the Advances pursuant to the terms hereof.

      "INTEREST PERIOD" shall mean with respect to the LIBOR Advances (i) initially, as specified by the Borrower in its Drawdown Request, the period commencing on the Borrowing Date of such Advance and expiring 1, 2, 3 or 6 months thereafter, and (ii) thereafter as specified by the Borrower in a written notice furnished to the Agent no later than 11:00 a.m. (London time) one (1) Business Day prior to the Rate-fixing Day with respect to such Advance, any successive periods of 1, 2, 3 or 6 months (or such shorter period as will result in the Interest Period not extending beyond the Commitment Expiry Date) commencing on the same day on which the immediately preceding Interest Period with respect to such Advance shall have expired. The number of days in each Interest Period and the particular day on which each Interest Period ends and the next begins shall be fixed by the Agent in accordance with generally accepted practice and notified to the Borrower on the Rate-fixing Day therefor. If any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end and the next Interest Period shall commence on the next succeeding day which is a Business Day. Any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

      "LETTER OF CREDIT" shall mean a letter of credit, in a form and on terms acceptable to the Issuing Bank, issued, extended or renewed by the Issuing Bank for the account of the Borrower pursuant to Clause 2B hereof.

      "LIBOR" shall mean, at the time any determination thereof is to be made for any Interest Period, the rate at which the Agent, in accordance with its normal practice, is able to obtain like deposits in Sterling in the London Interbank offered market for a period comparable in length to such Interest Period.

      "LIBOR ADVANCE" shall mean any Advance made hereunder, the interest rate on which is calculated by reference to LIBOR.

      "LOAN DOCUMENTS" shall mean, collectively, this Agreement, all Collateral Instruments issued, extended or renewed hereunder, the Security Documents and any other documents or instruments delivered or to be delivered by Holdings, the Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement.

      "MAJORITY BANKS" shall mean, at any time, a Bank or Banks whose aggregate Commitment Percentages are at least equal to sixty-six and two-thirds percent (66 2/3%).

      "MAXIMUM COLLATERAL INSTRUMENT DRAWINGS" shall mean, at any time, the Sterling Equivalent of the maximum aggregate amount that may be demanded from the Issuing Bank (assuming all conditions to any such demand have been met) under all outstanding Collateral Instruments at such time.

      "MAXIMUM COMMITMENT AMOUNT" shall mean an amount equal to (pound)3,050,000, as such amount may be reduced from time to time in accordance with the terms hereof.

      "MONTHLY MAXIMUM AMOUNT" shall mean that term as defined in Clause 7.5 hereof.

      "NEW BANK" shall mean that term as defined in Clause 12.2 hereof.

      "NOVATION AGREEMENT" shall mean that term as defined in Clause 12.2 hereof.

      "NOVATION DATE" shall mean that term as defined in Clause 12.2 hereof.

      "OBLIGATIONS" shall mean all Indebtedness, obligations and liabilities to the Agent, the Banks, the Issuing Bank or the Overdraft Bank existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise of the Borrower and its Subsidiaries arising or incurred under this Agreement or the other Loan Documents or in respect of the Advances or the Collateral Instruments hereunder or pursuant to any instruments at any time evidencing any of the foregoing.

      "OPTIONAL CURRENCY" shall mean, with respect to any Collateral Instrument, such currency other than Sterling readily available to the Issuing Bank (as determined by the Issuing Bank in its sole discretion) in which such Collateral Instrument shall be denominated.

      "OUTSTANDING AMOUNT" shall mean, at any time, (A) in relation to a LIBOR Advance, the principal amount of such LIBOR Advance outstanding at such time and
(B) in relation to the Overdraft, the amount of the debit balance on the Borrower's current account with the Overdraft Bank at such time.

      "OVERDRAFT" shall mean that term as defined in Clause 2A.5(F) hereof.

      "PARENT" shall mean CEPI Holdings, Inc., a Delaware corporation to be named CRC-Evans Pipeline International, Inc. on or about the date hereof, which corporation is the owner of 100% of the issued share capital of Holdings.

      "PARENT GUARANTEE" shall mean that term as defined in Clause 5.3 hereof.

      "PARENT LOAN AGREEMENT" shall mean the Revolving Credit and Term Loan Agreement dated as of June 12, 1997 by and among the Parent, CRC Holdings Corp., the financial institutions party thereto from time to time, BankBoston, N.A. as agent for such financial institutions and Bankers Trust Company as documentation agent, as the same may be amended, modified, supplemented or restated and in effect from time to time.

      "PARTICIPANT"  shall  mean  that  term as  defined  in  Clause  12.2 hereof.

      "PERFORMANCE BOND" shall mean a surety or performance bond, in a form and on terms acceptable to the Issuing Bank, issued, extended or renewed by the Issuing Bank for the account of the Borrower pursuant to the provisions of Clause 2B hereof.

      "PERSON" shall mean any natural person, corporation, limited liability company, partnership, limited liability partnership, firm, association, government, governmental agency or any other juridical entity, whether acting in an individual, fiduciary or other capacity.

      "QUALIFYING BANK" shall mean a bank for the purposes of section 349 of the Income and Corporations Taxes Act 1988 (or any statutory re-enactment or modification thereof) which is within the charge to United Kingdom corporation tax as respects any interest payable or paid to it under this Agreement.

      "RATE-FIXING DAY" shall mean in relation to any LIBOR Advance, the Business Day on which the Interest Period relating to such LIBOR Advance begins.

      "REGISTER" shall mean that term as defined in Clause 12.2.

      "REIMBURSEMENT OBLIGATION" shall mean the obligation of the Borrower to reimburse the Issuing Bank on account of any drawing under any Collateral Instrument as provided in Clause 2B.5 hereof.

      "SECURITY DOCUMENTS" shall mean all documents executed or to be executed for the purpose of giving to the Agent, the Banks, the Issuing Bank and/or the Overdraft Bank security or any other form of support in connection with any of the Obligations, including, without limitation, the Parent Guarantee, the Holdings Guarantee, the Security Documents (as defined in the Parent Loan Agreement) and those security documents listed in THE THIRD SCHEDULE hereto.

      "SHARES" shall mean any type of shares or other units of equity capital of any kind, whether or not such units are certificated.

      "STERLING" and "(POUND)" shall mean the lawful currency for the time being of the United Kingdom.

      "STERLING BASE RATE" shall mean the rate of interest announced from time to time by the London Branch of the Agent as its base lending rate for Sterling, as in effect at the relevant time of reference thereto.

      "STERLING EQUIVALENT" shall mean, on any particular date, with respect to any amount denominated in Sterling, such amount of Sterling, and with respect to any amount denominated in a currency other than Sterling (the "SECOND CURRENCY"), the amount of Sterling which could be purchased by the Agent (in accordance with its usual practice) with that amount of the Second Currency at the spot rate of exchange in the London Foreign Exchange Market at or about 11:00 a.m. (London time) on such date for the purchase of Sterling with the Second Currency.

      "SUBSIDIARY" shall mean (A) when used to determine the relationship between a company incorporated in England and another Person, that term as defined by Clause 736 of the Companies Act 1985 (as amended by Clause 144 of the Companies Act 1989), and (B) when used to determine the relationship between a company not incorporated in England to another Person, that other Person of which such company shall own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the Shares or similar interests, of any class or classes (however designated), the holders of which are entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of such other Person, whether or not the right so to vote exists by reason of the happening of a contingency.

      "TAXES" shall mean taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof on the Agent, any Bank, the Issuing Bank or the Overdraft Bank, as the case may be, other than any such charges on or measured by the overall net income, net worth or shareholders' capital of such Person.

      "TOTAL OUTSTANDINGS" shall mean at any time the aggregate Outstanding Amount of all Advances at such time.

      "TOTAL OUTSTANDING REIMBURSEMENT OBLIGATIONS" shall mean, at any time, the Sterling Equivalent of the aggregate outstanding amount of all Reimbursement Obligations for which the Borrower has not, at that time, reimbursed the Issuing Bank in accordance with Clause 2B.5.

      "UNIFORM CUSTOMS AND PRACTICE" shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof approved by the International Chamber of Commerce.

      "UNMATURED EVENT OF DEFAULT" shall mean an event, act or occurrence which with the giving of notice or the lapse of time, or with both thereof, would become an Event of Default.

      "UTILISATION DATE" shall mean, in relation to any Collateral Instrument, the date on which that Collateral Instrument is to be made available to the beneficiary or beneficiaries thereof.

      "UTILISATION REQUEST" shall mean a request by the Borrower for the issuance, extension or renewal of a Collateral Instrument in the form set out in EXHIBIT C hereto.

      1.2   RULES OF INTERPRETATION.

      (A) A reference to any document or agreement shall include such document or agreement as in force for the time being and as amended, varied, substituted, supplemented, restated or novated in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Agent.

      (B) The singular includes the plural and the plural includes the singular.

      (C) A reference to any law includes any amendment or modification to such law.

      (D) A reference to any Person includes its permitted successors and permitted assigns.

      (E) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles in the United Kingdom, applied on a consistent basis by the accounting entity to which they refer.

      (F) The words "include", "includes" and "including" are not limiting.

      (G) Reference to "this Agreement" and the "Agreement" refers to this Facility Agreement and reference to a particular Clause or subclause refers to that section or subclause of this Agreement unless otherwise indicated.

      (H) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

      (I) Clause headings are inserted for convenience only and have no legal effect.

      (J) References to clauses, schedules and exhibits are to be construed as references to the clauses of, schedules to and exhibits to this Agreement, and references to this Agreement include its schedules and exhibits.

      1.3 PURPOSE. This Agreement sets out the terms and conditions upon and subject to which the Banks, the Overdraft Bank and the Issuing Bank will make available to the Borrower credit facilities of up to the Maximum Commitment Amount to be used solely (a) to repay an intercompany loan from Holdings to the Borrower in the amount of (pound)___________ the proceeds of which were used to repay a loan from Weatherford UK Limited to the Borrower and (b) to support ongoing working capital requirements and other general corporate purposes of the Borrower.

Clause 2A.  THE ADVANCES.

      2A.1 OBLIGATION OF THE BANKS TO MAKE ADVANCES.

      (A) From the date hereof until the Commitment Expiry Date, each of the Banks severally agrees, upon the terms and conditions contained in this Agreement, to make its Commitment Percentage of LIBOR Advances in Sterling to the Borrower, and the Overdraft Bank agrees, upon the terms and conditions contained in this Agreement, to permit the Borrower to utilise the Overdraft, in each case up to a maximum amount at any one time equal to the Commitment Amount at such time LESS the sum of (I) the Total Outstandings at such time, (II) the Maximum Collateral Instrument

Drawings at such time and (III) the Total Outstanding Reimbursement Obligations at such time; PROVIDED that at no time shall the sum of the Total Outstandings (after giving effect to all amounts requested or utilised) PLUS the Maximum Collateral Instrument Drawings PLUS the Total Outstanding Reimbursement Obligations exceed the Commitment Amount at such time, and PROVIDED FURTHER that the Overdraft shall be made available subject to provisions of Clause 2A.5(f).

      (B) The Banks agree to indemnify the Agent and the Overdraft Bank in the manner hereinafter appearing.

      (C) The obligations of each Bank hereunder are several. The failure by a Bank to perform its obligations hereunder shall not affect the obligations of the Borrower or any other Bank towards any other party hereto nor shall any such other party be liable for the failure by such Bank to perform its obligations hereunder.

      2A.2 VOLUNTARY REDUCTION OR TERMINATION BY THE BORROWER OF THE MAXIMUM COMMITMENT AMOUNT. At any time after all loans or advances under the Parent Loan Agreement shall have been repaid in full in cash and all commitments thereunder shall have been irrevocably terminated, the Borrower may at its option at any time prior to the Commitment Expiry Date reduce, in whole or in part, the Maximum Commitment Amount in a minimum principal amount of (pound)250,000 or any multiple thereof by giving at least thirty (30) Business Days' prior written notice thereof to the Agent and, if necessary, making a payment to the Agent for the account of the Banks and/or the Overdraft Bank, as the case may be, against the Total Outstandings and providing cash collateral to the Agent for the account of the Issuing Bank in respect of Reimbursement Obligations, in such aggregate amount as will reduce the sum of the Total Outstandings, the Maximum Collateral Instrument Drawings and the Total Outstanding Reimbursement Obligations to an amount not in excess of the Commitment Amount for the time being following such reduction, or, if the Maximum Commitment Amount is being reduced to zero, repay all outstanding Obligations hereunder and provide to the Agent for the account of the Issuing Bank cash collateral in an amount equal to the Maximum Collateral Instrument Drawings.

      2A.3 TERMINATION OF COMMITMENT. The Commitments will terminate in full on the first to occur of (A) 12 June 2003 and (B) such earlier date on which the Commitments may terminate as provided in this Agreement (the "Commitment Expiry Date"). Following the Commitment Expiry Date, no additional Advances or Collateral Instruments may be requested by the Borrower and the Total Outstandings and any Total Outstanding Reimbursement Obligations as at the Commitment Expiry Date shall be repaid in accordance with the provisions of Clause 4.3 hereof and cash collateral shall be provided to the Agent for the account of the Issuing Bank in an amount equal to the Maximum Collateral Instrument Drawings.

      2A.4 COMMITMENT FEE. The Borrower agrees to pay to the Agent for the account of the Banks in accordance with their respective Commitment Percentages a commitment fee (the "COMMITMENT FEE") equal to the Commitment Fee Percentage of the average daily difference by which the Maximum Commitment Amount exceeds the sum of the Total Outstandings (other than the Outstanding Amount of the Overdraft) and the Maximum Collateral Instrument Drawings during the preceding calendar quarter or portion thereof. The Commitment Fee shall accrue beginning on the date hereof and shall be payable quarterly in arrear on the first Business Day of each calendar quarter hereafter, with a final payment on the Commitment Expiry Date.

      2A.5  MAKING THE ADVANCES.

      (A) Subject to the terms and conditions of this Agreement, the Borrower may request a LIBOR Advance hereunder from time to time on any Business Day between the date hereof and the Commitment Expiry Date, upon notice given to the Agent in accordance with subclause (b) below. Each such LIBOR Advance shall be in the minimum principal amount of (pound)250,000 or a larger integral multiple thereof.

      (B) Unless otherwise agreed by the Agent, whenever the Borrower desires and is entitled hereunder to request a LIBOR Advance, the Borrower shall furnish to the Agent a Drawdown Request not later than 11:00 a.m. (London time) one (1) Business Day prior to the Rate-fixing Day with respect to such LIBOR Advance. One (1) Business Day immediately preceding the Rate-fixing Day for any succeeding Interest Period for any outstanding LIBOR Advance, the Borrower shall notify the Agent in writing of the Borrower's determination of the duration of such succeeding Interest Period with respect to such Advance. In the absence of such notice, the Borrower shall be deemed to have elected a succeeding Interest Period of one (1) month (or such shorter period as will result in the Interest Period not extending beyond the Commitment Expiry Date). Each Drawdown Request furnished hereunder shall be irrevocable.

      (C) The Agent shall, after receipt by it of a Drawdown Request or a notice of duration for a succeeding Interest Period, promptly notify each Bank of its receipt of such Drawdown Request or notice of duration, as the case may be.

      (d) If, prior to 11:00 a.m. (London time) on the proposed Borrowing Date of a LIBOR Advance, all the applicable conditions hereunder, including without limitation the conditions of Clauses 2A and 5 hereof, are satisfied, the Agent, subject to subclause (e) below, will make such Advance available to the Borrower, in each case by crediting the Borrower's specified account on the specified Borrowing Date.

      (E) The Agent may, unless notified to the contrary by any Bank prior to a Borrowing Date, assume that each Bank has made available to the Agent on such Borrowing Date the amount of such Bank's Commitment Percentage of the LIBOR Advance to be made on such Borrowing Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the sum of any and all losses, costs and expenses of the Agent in respect of such Bank's failure to make the required amounts available to the Agent on such Borrowing Date. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Advances is not made available to the Agent by such Bank within three (3) Business Days following such Borrowing Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon.

      (f) Subject to the terms and conditions of this Agreement, including, without limitation, the conditions of Clauses 2A and 5 hereof, the Borrower may from time to time between the date hereof and the Commitment Expiry Date utilise an overdraft on its Sterling-denominated current account with the Overdraft Bank (the "OVERDRAFT") by causing cheques or other items denominated in Sterling to be presented for payment against such current account in amounts greater than the then available balance in such current account, PROVIDED THAT at no time shall the sum of the Outstanding Amount of the Overdraft, the Outstanding Amount of all LIBOR Advances, the Total Outstanding Reimbursement Obligations and the Maximum Collateral Instrument Drawings at such time exceed the Commitment Amount at such time. Each such presentation shall be deemed to be a request by the Borrower for a utilisation of the Overdraft in an amount equal to the excess of such cheque or other item over such available balance, and shall be irrevocable. After the occurrence of an Event of Default, the Overdraft Bank may terminate the Overdraft facility in its entirety with immediate effect at its sole discretion by written notice to the Borrower.

      2A.6 EXCEEDING THE COMMITMENT AMOUNT. If at any time for any reason (including without limitation currency fluctuation or a reduction in the Monthly Maximum Amount) the sum of the Total Outstandings, the Total Outstanding Reimbursement Obligations and the Maximum Collateral Instrument Drawings shall exceed the Commitment Amount, the Borrower hereby absolutely and unconditionally promises to repay on demand by the Agent the amount of such excess: FIRSTLY to the Agent for the account of the Issuing Bank, for application to any outstanding Reimbursement Obligations, SECONDLY to the Agent for the account of the Overdraft Bank, for application against the Overdraft, THIRDLY to the Agent for the account of the Banks for application against the LIBOR Advances, subject, in any event, to Clause 4.9, and FOURTHLY to the Agent for the account of the Issuing Bank to be held as cash collateral for the Maximum Collateral Instrument Drawings.

Clause 2B.  COLLATERAL INSTRUMENTS.

      2B.1 ISSUANCE OF COLLATERAL INSTRUMENTS. At the request of the Borrower, the Issuing Bank may, from time to time from the date hereof until the Commitment Expiry Date, upon the terms, subject to the conditions and in reliance upon the representations and warranties contained in this Agreement, issue, extend or renew one or more Collateral Instruments denominated in Sterling or in any Optional Currency, PROVIDED THAT, at such time and after giving effect to such request the sum of (A) the Total Outstandings, (B) the Maximum Collateral Instrument Drawings and (C) the Total Outstanding Reimbursement Obligations shall not exceed the Commitment Amount then in effect.

      2B.2 REQUEST FOR COLLATERAL INSTRUMENTS. Unless otherwise agreed by the Issuing Bank, when the Borrower desires the Issuing Bank to issue, extend or renew a Collateral Instrument for the account of the Borrower, the Borrower shall furnish to the Agent a Utilisation Request relating thereto (together with a counter-indemnity relating thereto on the Issuing Bank's customary form) not later than 11:00 a.m., London time, one (1) Business Day prior to the Utilisation Date of such Collateral Instrument, identifying (A) the Utilisation Date (which must be a Business Day), (B) the name of the beneficiary, (C) the expiry date of such Collateral Instrument (such expiry date only to extend beyond the Commitment Expiry Date with consent of the Issuing Bank acting in its sole discretion and subject to the Borrower's agreement to provide cash collateral therefore in the terms of Clause 2B.4), (D) the proposed currency of denomination and face amount of such Collateral Instrument, (E) special conditions, if any, attaching to the negotiation of such Collateral Instrument, and (F) the instruments, documents and other evidence necessary to be presented to the Issuing Bank for negotiation of the Collateral Instrument. The Agent shall, after receipt by it of a Utilisation Request, promptly notify the Issuing Bank of its receipt of such Utilisation Request and the details thereof.

      2B.3 FEES. The Borrower shall, on the date of issuance or any extension or renewal of any Collateral Instrument and at such other time or times as such charges are customarily made by the Issuing Bank, pay to the Agent a fee in an amount equal to the Collateral Instrument Rate in effect on such date multiplied by the maximum amount that may be demanded from the Issuing Bank (assuming all conditions to any such demand have been met) under such Collateral Instrument. A portion of each such fee equal to one-eighth of one percent (0.125%) of such maximum amount shall be solely for the account of the Issuing Bank and the remainder of each such fee shall be for the account of the Banks in accordance with their Commitment Percentages. In addition, the Borrower shall pay to the Agent for the account of the Issuing Bank in all cases on the date of issuance or any extension or renewal of any Collateral Instrument, all reasonable customary costs, where applicable, associated with the application, issuance, documentation, and amendment together with all applicable fees, charges, administrative and out-of-pocket expenses.

      2B.4 REIMBURSEMENT OBLIGATIONS OF THE BORROWER. In order to induce the Issuing Bank to issue, extend and renew each Collateral Instrument, the Borrower hereby absolutely and unconditionally promises and agrees to reimburse or pay to the Issuing Bank, with respect to each Collateral Instrument, issued, extended or renewed by the Issuing Bank hereunder:

            (A) on each date that any Collateral Instrument is honoured by the Issuing Bank or the Issuing Bank otherwise makes a payment with respect thereto, (I) the amount paid by the Issuing Bank under or with respect to such Collateral Instrument, (II) the amounts necessary to comply with Clause 2B.3 hereof (to the extent not previously paid), and (III) the amount of any taxes, fees, charges or other costs and expenses whatsoever reasonably incurred by the Issuing Bank in connection with any payment made by the Issuing Bank under or with respect to such Collateral Instrument, PROVIDED THAT, if the Borrower fails to make such payments the Issuing Bank may (but is not obligated to do so), and is hereby appointed attorney of the Borrower for that purpose, draw down such amounts as are necessary to discharge the unsatisfied Reimbursement Obligations which are due and payable as a result of such non-payment, the proceeds of such drawing being applied by the Agent to the payment of such unsatisfied Reimbursement Obligations and constituting, for the purposes of Clause 2A.5, a utilisation of the Overdraft; and

            (B) upon the Commitment Expiry Date (if for any reason any Collateral Instrument remains outstanding), an amount equal to the Maximum Collateral Instrument Drawings, which amount will be held by the Agent for the account of the Issuing Bank as cash collateral for any and all Reimbursement Obligations arising thereafter.

     2B.5 OBLIGATIONS ABSOLUTE. The Borrower's obligations under this Clause 2B shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Event of Default or

Unmatured Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defence to payment which the Borrower may have or has had against the Agent, the Banks, the Issuing Bank or the Overdraft Bank or any beneficiary of a Collateral Instrument. The Borrower further agrees with the Agent and the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrower's Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of any documents or of any endorsements thereon, notwithstanding that such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Collateral Instrument or any financing institution or other party to which any Collateral Instrument may be transferred and notwithstanding any claims or defences whatsoever that the Borrower may have against the beneficiary of any Collateral Instrument or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Collateral Instrument. The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank under or in connection with each Collateral Instrument and the related instruments and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Issuing Bank to the Borrower.

     2B.6 INDEMNITIES FROM THE BORROWER. In consideration of the Issuing Bank's issuing, extending or renewing any Collateral Instrument at the request of the Borrower the Borrower hereby:

            (A) irrevocably and unconditionally agrees to indemnify and hold the Issuing Bank harmless against all actions, proceedings, liabilities, claims, damages, costs and expenses in relation to or arising out of any Collateral Instrument and to pay to the Issuing Bank on demand all payments, losses, costs and expenses properly suffered or incurred by it in consequence thereof or arising therefrom and the Issuing Bank shall be entitled to rely upon, and shall be fully protected in relying upon, any Collateral Instrument, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, or teletype message, statement, order or other document believed by it to be genuine and correct;

            (B) irrevocably authorises the Issuing Bank to make any payment and comply with any demands which may be claimed from or made upon it under any Collateral Instrument without any reference to or further authority from the Borrower and agrees that any payment which the Issuing Bank shall make in accordance with any of the Collateral Instruments shall be binding upon the Borrower and shall be accepted by the Borrower as conclusive evidence that the Issuing Bank was liable to make such payment or comply with such demand and further agrees that it shall not be incumbent upon the Issuing Bank to enquire whether any such payment was in fact due, properly made or as to the authority or identity of the person claiming or making the same; and

            (C) irrevocably agrees that the Borrower's obligations hereunder shall remain in full force and effect and shall not be discharged until each Collateral Instrument shall have been negotiated or returned to the Issuing Bank by the beneficiary thereof as cancelled.

     2B.7 LETTERS OF CREDIT. Each Letter of Credit issued by the Issuing Bank hereunder will be subject to, and the performance by the Issuing Bank and the beneficiary thereunder will be governed by, the Uniform Customs and Practice, except to the extent it is otherwise expressly agreed. In the event the Letter of Credit is subject to laws other than the Uniform Customs and Practice, any action, inaction, or omission on the part of the Issuing Bank or its agents in connection with such Letter of Credit, and in good faith reliance on such laws, will be deemed to be in compliance with such Letter of Credit and this Agreement and the Borrower hereby indemnifies the Issuing Bank or its agents against and holds them harmless from any and all loss, liability, damages or expense incurred thereby.

     2B.8 CASH COLLATERAL. All amounts provided to the Agent for the account of the Issuing Bank as cash collateral for outstanding Collateral Instruments shall be provided in the currencies in which the respective Collateral Instruments are denominated, or in Sterling if so agreed by the Issuing Bank at the time such cash collateral is to be provided.

Clause 3.  INTEREST PAYABLE ON THE ADVANCES.

      3.1 RATE OF INTEREST.

            (A) With respect to any LIBOR Advance, the rate of interest which shall be payable by the Borrower on the unpaid principal amount of such Advance outstanding and not yet overdue shall be the annual percentage rate of interest determined by the Agent to be the sum of (I) the LIBOR applicable to such Advance, PLUS (II) the Applicable Margin, PLUS (III) the Additional Cost.

            (b) With respect to the Overdraft, the rate of interest which shall be payable by the Borrower on the day to day debit balance in the Borrower's current account maintained with the Overdraft Bank shall be the annual percentage rate of interest determined by the Agent to be the sum of (I) the Sterling Base Rate, PLUS (II) the Applicable Margin, PLUS (iii) 0.25%. The rate of interest on the Overdraft shall vary from time to time as the Sterling Base Rate varies, any change in the rate of interest to become effective on the date of the change in the Sterling Base Rate.

      3.2 TIME FOR PAYMENT. The Borrower hereby absolutely and unconditionally promises to pay interest:

            (A) on the unpaid principal amount of each LIBOR Advance to the Agent for the account of the Banks in arrear on (I) the last day of each Interest Period, provided that if the duration of any such Interest Period is longer than three (3) months the Borrower shall pay the accrued interest on the last Business Day of each successive three (3) month period within such Interest Period and on the last day of such Interest Period and (II) the date such LIBOR Advance is repaid in full; and

            (B) with respect to the Overdraft (I) monthly in arrear on the last day of each calendar month commencing on the first such date following the date hereof and (II) the date on which the Overdraft is repaid in full and terminated irrevocably.

      3.3   DEFAULT INTEREST.

            (a) If the Borrower fails to pay any amount payable by it under this Agreement when due it shall, upon demand by the Agent from time to time, pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the "DEFAULT RATE") determined by the Agent to be 2.00% per annum above the higher of:

                  (i) the interest rate payable on the overdue amount under Clause 3.1 immediately prior to the due date therefore; and

                  (ii) the interest rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a LIBOR Advance having relative thereto successive Interest Periods of any duration up to three months as the Agent may determine from time to time (each a "DESIGNATED INTEREST PERIOD").

            (B) The default rate shall be determined on each Business Day or the first day of the relevant Designated Interest Period, as appropriate.

            (C) Default interest shall be compounded at the end of each Designated Interest Period, if calculated in accordance with Clause

      3.3(A)(II) above, or on the last day of each calendar month, if calculated in accordance with Clause 3.3(A)(I) above.

            (D) If an event occurs which is an Event of Default other than a payment default as described in Clause 3.3(A) hereof, (the date upon which such event is notified by the Agent to the Borrower as being an Event of Default being hereinafter referred to as the "RELEVANT DATE") then, without prejudice to any other rights and remedies of the Agent, the Banks, the Issuing Bank and the Overdraft Bank in respect of the occurrence of that event, from and after the Relevant Date and until such Event of Default and any other continuing Events of Default shall have been waived in accordance with the provisions of this Agreement, the Applicable Margin shall increase by 2.00% per annum. If following any such increase in the Applicable Margin such Event of Default and any other continuing Event of Default shall have been waived in accordance with the provisions of this Agreement, such increase in the Applicable Margin shall cease to have effect forthwith but without prejudice to any further or future operation of the provisions of this subclause.

Clause 4. CERTAIN LENDING PROVISIONS.

      4.1 DETERMINATION OF INTEREST RATE. Each determination of any interest rate by the Agent pursuant to the terms hereof with respect to each Advance shall be conclusive in the absence of manifest error.

      4.2 ALTERNATIVE INTEREST RATE. Except as otherwise provided in this Agreement, if the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR on any Rate-fixing Day, the Agent will so notify the Borrower and the Banks as soon as practicable on such day, which notice shall be conclusive and binding, and then (A) the Interest Period for the applicable LIBOR Advance shall be one month (the "ALTERNATIVE INTEREST PERIOD") and (B) the Agent shall calculate interest on the principal amount of such LIBOR Advance by substituting for LIBOR the rate per annum determined by the Agent in consultation with the Banks to be that which fairly expresses as a percentage per annum the cost to the Banks of funding such principal amount, from whatever source the Agent may select in good faith, during such Alternative Interest Period, as certified by the Agent to the Borrower and the Banks.

      4.3   REPAYMENTS AND PREPAYMENTS OF THE ADVANCES, ETC.

            (A) The Borrower hereby absolutely and unconditionally promises to pay to the Agent for the account of the Agent, the Banks, the Issuing Bank and the Overdraft Bank, as the case may be, on the Commitment Expiry Date
      (i) the Total Outstandings, the Total

      Outstanding Reimbursement Obligations and all other Obligations and (ii) an amount equal to the Maximum Collateral Instrument drawings to be held as cash collateral for any and all Reimbursement Obligations arising thereafter.

            (B) The Borrower may, pursuant to this subclause (B), by providing one (1) Business Day's prior written notice to the Agent, elect to repay the principal of any LIBOR Advance outstanding in full or in part without premium or penalty, PROVIDED THAT (I) any such repayment may be made only on the last day of the Interest Period relating to such LIBOR Advance, and
      (II) the amount of any partial repayment of the unpaid principal of any Advance pursuant to this subclause (B) shall be in a principal amount of not less than (pound)250,000.

            (C) The Borrower irrevocably agrees to permit the Overdraft Bank on any Business Day to reduce all or a portion of the Overdraft in an amount equal to the amount of any cleared funds credited on such Business Day to the Borrower's current account with the Overdraft Bank. For the avoidance of doubt, repayment pursuant to this subclause (C) shall not prohibit the Borrower's continued utilisation of the Overdraft subject to the terms and conditions of this Agreement.

            (D) The obligation of the Borrower to repay all amounts borrowed by it hereunder, all interest thereon and all other amounts payable by it in respect thereof shall be evidenced by this Agreement, it being the intention of the parties hereto that the Borrower's obligation with respect to any amounts owed by the Borrower hereunder is evidenced only as stated herein and in the other Loan Documents and not by separate promissory notes or other instruments.

      4.4  INDEMNITIES FROM THE BANKS.

            (A) Each Bank irrevocably and unconditionally undertakes to pay to the Agent for the account of the Issuing Bank on demand made by the Issuing Bank through the Agent:

                  (I) its Commitment Percentage of each amount which is
            expressed to be payable by the Borrower to the Agent under Clauses 2A and 2B hereof and its Commitment Percentage of any amount otherwise demanded of or expressed to be payable by the Borrower for the account of the Issuing Bank by way of provision of cash cover for any Collateral Instrument and which in either case the Borrower fails to pay; and

                  (II) such additional amount as shall be necessary to reimburse the Issuing Bank for its cost of funding the amount payable by such Bank as mentioned in (I) above during the period beginning on the date the amount was due from the Borrower and ending on the date such Bank makes payment of the same, and agrees that neither the Issuing Bank nor the Agent shall be obliged to make any demand on or take any proceedings against the Borrower or any other Person before making demand on such Bank hereunder.

            (B) Each Bank irrevocably and unconditionally undertakes to pay to the Agent for the account of the Overdraft Bank on demand made by the Overdraft Bank through the Agent:

                 (I) its Commitment Percentage of the debit balance from time to time in the Borrower's current account maintained with the Overdraft Bank which the Borrower fails to pay together with interest which has accrued with respect thereto; and

                 (II) such additional amount as shall be necessary to reimburse the Overdraft Bank for its cost of funding the amount payable by such Bank as mentioned in (I) above during the period beginning on the date the amount was due from the Borrower and ending on the date such Bank makes payment of the same, and agrees that neither the Overdraft Bank nor the Agent shall be obliged to make any demand on or take any proceedings against the Borrower or any other person before making demand on such Bank hereunder.

            (C) Each Bank irrevocably and unconditionally undertakes to pay to the Agent for the account of the Overdraft Bank on demand made by the Overdraft Bank through the Agent at any time after an Event of Default has occurred and is continuing and has not been waived, its Commitment Percentage of the debit balance from time to time in the Borrower's current account maintained with the Overdraft Bank, and any such payment shall be in satisfaction PRO TANTO of the undertakings of such Bank contained in Clause 4.4(B) above.

            (D) If a Bank (a "DEFAULTING BANK") fails to make payment on the due date therefor of any amount due from it for the account of any Person pursuant to Clauses 4.4(A), 4.4(B) and 4.4(C) hereof (a "RELEVANT AMOUNT") then until such Person has received payment of that amount in full (and without prejudice to any other rights or remedies of the Agent in respect of such failure) such Person shall be entitled to receive any interest or commission (as the case may be) which such Defaulting Bank would otherwise have been entitled to receive in respect of the

      Advance or the Collateral Instrument in respect of which the relevant amount is payable.

            (E) The Borrower irrevocably and unconditionally undertakes to reimburse to each Bank any amount paid by such Bank pursuant to Clauses 4.4(A), 4.4(B) and 4.4(C) hereof and such amount shall be immediately due from the Borrower to such Bank on the day such amount is paid by such Bank to the Agent and to indemnify and hold such Bank harmless against all actions, proceedings, liabilities, claims, demands, reasonable costs and expenses of whatsoever nature and howsoever occurring which such Bank may properly incur, suffer or sustain by reason of its payment of such amount.

      4.5   PAYMENTS AND COMPUTATIONS.

            (A) Sterling is the currency of account and payment for each and every sum at any time due from the Borrower hereunder; PROVIDED THAT:

                  (I) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

                  (II) any amount expressed to be payable in a currency other than Sterling (including without limitation Collateral Instruments issued in an Optional Currency) shall be paid in that other currency.

            (B) Interest and fees payable by the Borrower shall be paid to the Agent as follows:

                  (I) as to interest due with respect to the Overdraft, such interest shall be for the account of the Overdraft Bank, PROVIDED THAT to the extent that a Bank has paid to the Overdraft Bank any amount in respect of the Overdraft pursuant to Clause 4.4 hereof, interest to the extent as aforesaid on such amount shall thereafter accrue for the account of such Bank;

                  (II) as to fees due with respect to Collateral Instruments issued hereunder, such fees shall be for the account of the Issuing Bank and the Banks, as the case may be, pursuant to the provisions of Clause 2B.3 hereof; and

                  (III) as to all interest (other than that specifically
            provided for in subclause (I) above), such interest shall be for the account of the Banks in the proportions of their respective Commitment

      Percentages from time to time in the Advance in respect of which such interest is being paid.

            (C) If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "FIRST CURRENCY") in which the same is payable hereunder or under such order or judgment into another currency (the "SECOND CURRENCY") for the purpose of (I) making or filing a claim or proof against the Borrower, (II) obtaining an order or judgment in any court or other tribunal or (III) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (A) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (B) the rate or rates of exchange at which such Person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

            (D) On each date on which this Agreement requires an amount to be paid by the Borrower or any of the Banks hereunder, the Borrower or, as the case may be, such Bank shall make the same available to the Agent to such account of the Agent as the Agent shall have notified the Borrower or such Bank, as the case may be. Each such payment which is made for the account of a Person other than the Agent shall be made in time to enable the Agent to make available such other Person's portion thereof for value the same day and in any event no later than 12:00 noon (London time).

            (E) Where a sum is to be paid hereunder to the Agent for account of another Person, the Agent shall not be obliged to make the same available to that other Person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it has not actually received the sum it paid out, then the Person to whom such sum was so made available shall on request refund the same to the Agent together with an amount sufficient to reimburse the Agent for any amount it may have been required to pay out by way of interest on moneys borrowed to fund the sum in question during the period beginning on the due date for payment thereof and ending on the date on which it receives the same.

            (F) If any sum would, but for the provisions of this subclause (f), become due and payable hereunder on a day which is not a Business Day, then such sum shall become due and payable on the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder.

            (G) All computations of interest payable hereunder shall be made by the Agent on the basis of the actual number of days elapsed and on a 365-day year.

      4.6   PAYMENTS TO BE FREE OF DEDUCTIONS.

            (A) All payments by the Borrower under this Agreement shall be made without set-off or counterclaim and free and clear of and without deduction for any Taxes, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder, the Borrower will pay to the Agent for the account of the Agent, the Banks, the Issuing Bank or the Overdraft Bank, as the case may be, on the date on which the said amount becomes due and payable hereunder, such additional amount as shall be necessary to enable the Agent, the Banks, the Issuing Bank or the Overdraft Bank to receive the same net amount which they would have received on such due date had no such obligation been imposed upon the Borrower.

            (B) In the event that any of the Agent, the Banks, the Issuing Bank or the Overdraft Bank actually receives from any such taxing or other authority any credit, repayment, relief or rebate in respect of any such deduction or withholding for which the Borrower has paid any of them an additional amount pursuant to Clause 4.6(A) above, the Agent, such Bank, the Issuing Bank or the Overdraft Bank, as the case may be, will promptly after the date of such credit, repayment, relief or rebate pay to the Borrower the amount of such credit, repayment, relief or rebate, less the aggregate amount of any costs or expenses which the Agent, such Bank, the Issuing Bank or the Overdraft Bank, as the case may be, shall have sustained or incurred in connection with or as a result of the obtaining of such credit, repayment, relief or rebate, but not including the normal expenses incurred by the Agent, such Bank, the Issuing Bank or the Overdraft Bank, as the case may be, in filing those tax forms it would otherwise have been required to file without regard to such credit, repayment, relief or rebate and provided that if any of the Agent, the Banks, the Issuing Bank or the Overdraft Bank, as the case may be, has made a payment to the Borrower pursuant to this Clause 4.6(B) on the basis of any credit, repayment, relief or rebate which is subsequently disallowed, then the Borrower shall repay, immediately upon demand, the amount of such payment. Nothing herein contained shall interfere with the right of any of the Agent, the Banks, the Issuing Bank or the Overdraft Bank, as the case may be, to arrange its tax affairs in whatever manner it thinks fit and, in particular, none of them shall be under any obligation to claim relief from tax on its corporate profits or from any similar tax liability, or to claim such relief in priority to any other claims of relief, credits or deductions available to it or to disclose details of its tax affairs.

            (C) Each of the Agent, the Banks, the Issuing Bank and the Overdraft Bank hereby represents and warrants to the Borrower that it is on the date hereof a Qualifying Bank and agrees to advise the Borrower promptly if at any time it ceases to be a Qualifying Bank.

            (D) If otherwise than as a result of the introduction of, amendment to, or any change in the interpretation, administration or application of, any law or regulation or any practice or concession of the United Kingdom Inland Revenue occurring after the date of this Agreement, any of the Agent, the Banks, the Issuing Bank or the Overdraft Bank is not or ceases to be a Qualifying Bank, the Borrower shall not be liable to pay to such Person under this Clause 4.6 any amount in respect of taxes levied or imposed by any taxing authority of or in the United Kingdom in excess of the amount the Borrower would have been obliged to pay if such Person had been, or had not ceased to be, a Qualifying Bank.

      4.7  ADDITIONAL COSTS, CHANGES IN CIRCUMSTANCES, ETC.

            (a) Anything herein to the contrary notwithstanding, if any law which becomes effective or is implemented on or after the date hereof (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to any Bank, whether in its capacity as a Bank or as the Agent, the Overdraft Bank or the Issuing Bank hereunder, by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (I) subject such Bank to any Tax, charge, fee, deduction or withholding of any nature with respect to this Agreement, the amount of its Commitment, or the payment to such Bank of any amounts due to it hereunder, or (II) materially change the basis of taxation of payments to such Bank (as determined by such Bank) of principal or interest or any other amount payable to such Bank hereunder, or (III) impose or increase or render applicable any special or supplemental deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any eligible liabilities of, or advances by such Bank in respect of the transaction or transactions contemplated herein, or (IV) impose on such Bank any other condition or requirement with respect to this Agreement or its Commitment, and the result of any of the foregoing is (A) to increase the cost to such Bank of making, funding or maintaining all or any part of the Advances or issuing, extending or renewing any Collateral Instrument, or (B) to reduce the amount of principal, interest or other amount payable to such Bank hereunder, or (C) to require such Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank from the Borrower hereunder, then, and in each such case not otherwise provided for in Clause 4.6 or any other Clause hereunder, the Borrower will pay to such Bank, within 30 days of the date of an invoice (accompanied by calculations of such additional amounts in reasonable detail) issued by such Bank to the Agent and the Borrower with respect thereto, such additional amounts as will be sufficient to compensate such Bank for such additional cost, reduction, payment or foregone interest or other sum. Such calculations as to amounts owed by the Borrower referred to in the preceding sentence shall be conclusive and binding upon the Borrower, absent manifest error.

            (B) If any law which becomes effective or is implemented on or after the date hereof or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction imposes or increases the amount of capital required or expected to be maintained by any Bank, whether in its capacity as a Bank or as the Agent, the Overdraft Bank or the Issuing Bank hereunder, or any corporation controlling any Bank and any Bank determines that the amount of capital required is increased by or based upon the existence of the credit facilities established hereunder or any Advance made pursuant hereto then such Bank shall notify the Agent and the Borrower of such fact showing the calculation thereof in reasonable detail. To the extent that the costs of such increased capital requirements are not reflected in the calculation of LIBOR or the Sterling Base Rate, as the case may be, or in commissions or fees payable by the Borrower hereunder (and are not otherwise adjusted by the provisions of Clause 4.6 or any other Clause hereof), the Borrower and such Bank shall thereafter attempt to negotiate in good faith an adjustment within 30 days of the day on which the Borrower receives such notice. If no such adjustment is agreed pursuant thereto within such time, then commencing on the date of such notice (but not earlier than the effective date of any such change), the amounts payable by the Borrower hereunder shall increase by an amount which will, in the reasonable determination of such Bank in consultation with the Agent, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

      4.8 ILLEGALITY. If, at any time, it is or becomes unlawful for a Bank to maintain its Commitment hereunder or in its capacity as a Bank or as the Agent, the Overdraft Bank or the Issuing Bank hereunder to make or perform any other obligation hereunder in relation to any Advance made or to be made or any Collateral Instrument issued, extended or renewed then such Bank shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a certificate to that effect and:

            (A) such Bank shall not thereafter be obliged to maintain its Commitment hereunder or to participate in any Advance or to issue or participate in, as the case may be, any Collateral Instruments;

            (B) if the Agent on behalf of such Bank so requires, the Borrower shall within 30 days of demand by the Agent (or such earlier date as may be required by applicable law affecting such Bank) repay or provide cash collateral, as the case may be, to the Agent for the account of such Bank an amount equal to such Bank's Commitment Percentage in any outstanding Advances and any outstanding Collateral Instruments together with accrued interest thereon and all other amounts owing to such Bank hereunder, whereupon such Bank's Commitment Percentage shall be reduced to zero and the Maximum Commitment Amount shall be reduced by the amount of such Bank's terminated Commitment; and

            (C) such Bank shall use reasonable efforts (consistent with applicable law and regulatory restrictions) in consultation with the Borrower to mitigate the consequences to the Borrower of such illegality, including the transfer of its rights and obligations hereunder to an Eligible Transferee in accordance with Clause 12.2 hereof, provided that no such Bank shall have any obligation to take any steps that in its opinion would or could have an adverse effect on such Bank.

      4.9 INDEMNIFICATION. In the event that the Borrower shall at any time (A) repay or prepay any principal of any LIBOR Advance on a date other than the last day of the Interest Period with respect thereto, whether such repayment or prepayment is pursuant to Clauses 2A or 4 hereof, as a result of acceleration or otherwise, or (B) for any reason fail to borrow any LIBOR Advance as requested, the Borrower shall, within five (5) days of demand by the Agent accompanied by calculations in reasonable detail pay to the Agent for the account of the Banks or the Agent, as the case may be, any amounts required to compensate the Banks or the Agent for any and all losses, costs and expenses of the Banks or the Agent in respect of the Borrower's payment, prepayment or failure to borrow, on the date of such payment or failure to borrow, including, but not limited to, compensation relating to liquidation or re-employment of deposits or other funds acquired by the Banks or the Agent to fund or maintain such Advance. Such compensation may include, without limitation, an amount equal to the excess, if any, of (I) the amount of interest which would have accrued on the amount so paid or prepaid or not borrowed for the period from the date of such payment or prepayment or failure to borrow to the last day of the then current Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Advance provided for herein, over (II) the amount of interest (as reasonably determined by the Agent, or the Banks, as the case may be) which would have been paid on deposits of comparable amounts having terms comparable to such period placed with it by leading banks in the relevant market. Any calculations made by the Agent pursuant to the terms of this Clause 4.9 regarding amounts owed by the Borrower shall be conclusive and binding on the Borrower and the Banks absent manifest error.

Clause 5. CONDITIONS PRECEDENT; SECURITY.

      5.1 DOCUMENTARY CONDITIONS PRECEDENT. The obligations of the Agent, the Banks, the Issuing Bank and the Overdraft Bank to make the first Advance to the Borrower or to issue the first Collateral Instrument, as the case may be, under this Agreement are subject to the condition precedent that the Agent has notified the Borrower, the Banks, the Issuing Bank and the Overdraft Bank that it has received all of the documents set out in THE THIRD SCHEDULE hereto in form and substance satisfactory to it.

      5.2 FURTHER CONDITIONS PRECEDENT. The obligations of the Agent, each Bank, the Issuing Bank and the Overdraft Bank, as the case may be, in respect of the making of each Advance, and the commencement of each succeeding Interest Period with respect to any outstanding Advance or the issuance, extension or renewal of any Collateral Instrument under this Agreement are subject to the further conditions precedent that:

            (A) the representations and warranties in Clause 6 hereof and all other representations in writing made by or on behalf of the Borrower or any of its Subsidiaries to the Agent, the Banks, the Issuing Bank and/or the Overdraft Bank in connection with this Agreement or any of the Loan Documents shall be true as of the date on which they were made and shall also be true at and as of such time of the making of the Advance or the issuance, extension or renewal of the Collateral

      Instrument, as the case may be, with the same effect as if made at and as of such time; and

            (B) no event shall have occurred and be continuing, and no condition shall exist, which constitutes an Event of Default or an Unmatured Event of Default, or which following the making of the Advance or the issuance, extension or renewal of the Collateral Instruments, as the case may be, would constitute an Event of Default or an Unmatured Event of Default.

      5.3 SECURITY; PARENT GUARANTEE. The Obligations shall be secured by the Security Documents, and shall be unconditionally and irrevocably guaranteed in full by the Parent pursuant to a guarantee of even date herewith in form and substance satisfactory to the Banks and the Agent (the "PARENT GUARANTEE") and by Holdings pursuant to a guarantee of even date herewith in form and substance satisfactory to the Banks and the Agent (the "HOLDINGS GUARANTEE").

Clause 6. REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants to the Agent, the Banks, the Issuing Bank and the Overdraft Bank (each such representation and warranty being deemed repeated upon the making of each Advance, upon the issuance, extension or renewal of any Collateral Instrument and upon the commencement of each succeeding Interest Period with respect to any outstanding LIBOR Advance) that:

      6.1 DUE INCORPORATION. The Borrower is a limited liability company duly incorporated and registered under the laws of England. Each of the Borrower's Subsidiaries is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

      6.2 CAPACITY. Each of the Borrower and its Subsidiaries has full power and authority to execute and deliver and to perform and observe the provisions of each of the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

      6.3 AUTHORITY AND ENFORCEABILITY. The execution, delivery and performance by each of the Borrower and its Subsidiaries of each of the Loan Documents to which it is a party have been duly authorised by all necessary corporate action, and do not and will not require any registration with, consent or approval of, notice to, or any action by, any Person, except for satisfaction of the requirements of Section 395 of the Companies Act 1985, Section 2 of the Land Charges Act 1972 and Section 26 of the Land Registration Act 1925, where applicable, in relation to the Security Documents. Each of the Loan Documents to which the Borrower or any of its

Subsidiaries is a party constitutes the legal, valid and binding obligations of the Borrower or such Subsidiary, as the case may be, enforceable against it in accordance with its terms.

      6.4 COMPLIANCE WITH OTHER INSTRUMENTS. The execution and delivery of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party and compliance with their terms will not (A) result in a breach of (I) any of the terms or conditions of, or result in the imposition of any lien, charge or encumbrance upon any properties of the Borrower or any of its Subsidiaries pursuant to, or constitute a default (with due notice or lapse of time or both) or result in an occurrence of an event for which any holder or holders of Indebtedness may declare the same due and payable under, any indenture, agreement, order, judgment or instrument under which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or its or their property may be bound or affected, or (II) the Memorandum and Articles of Association or other constitutive documents of the Borrower or any of its Subsidiaries or any shareholder's resolution of the Borrower or any of its Subsidiaries, or (B) violate any existing provision of law applicable to the Borrower or any of its Subsidiaries.

      6.5 NO UNMATURED EVENTS OF DEFAULT OR EVENTS OF DEFAULT. No Unmatured Event of Default or Event of Default has occurred and is continuing.

      6.6 COLLATERAL. All of the Obligations will at all times from and after the execution and delivery of each of the Security Documents be entitled to all of the benefits of and be secured by each of such Security Documents in accordance with the terms thereof.

      6.7 DISCLOSURE. None of the representations or warranties made by the Borrower or any of its Subsidiaries in any of the Loan Documents as of the date of such representations and warranties, and none of the statements contained in each exhibit or report furnished by or on behalf of the Borrower or any of its Subsidiaries to the Agent or any of the Banks in connection with any of the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading. There is no fact known to the Borrower which materially adversely affects, or which would be reasonably likely in the future to materially adversely affect, the financial position, business, operations, or affairs of the Borrower and its Subsidiaries taken as a whole.

      6.8 BANK ACCOUNTS. All accounts maintained by the Borrower or any of its Subsidiaries with any bank or similar institution are described in THE FOURTH SCHEDULE, which such schedule shows the account holder, the address at which such account is maintained, the account number, the type of account and the currency in which such account is maintained.

      6.9 REPRESENTATIONS AND WARRANTIES IN THE PARENT LOAN AGREEMENT. The Borrower is familiar with all representations and warranties made by the Parent with respect to itself and its Subsidiaries in the Parent Loan Agreement, and all such representations and warranties are true and correct insofar as they apply to the Borrower as a Subsidiary of the Parent. All such representations and warranties are hereby incorporated by reference and are hereby deemed to made by the Borrower from time to time as if set forth herein in full.

Clause 7. CERTAIN AFFIRMATIVE COVENANTS.

     The Borrower covenants and agrees that, until the later of (A) the Commitment Expiry Date, or (B) the date upon which all of the Obligations shall have been paid in full and the Commitments have been terminated, the Borrower will (and to the extent applicable to any Subsidiary, will ensure like compliance by each such Subsidiary):

     7.1 NOTICE OF DEFAULT, ETC. Promptly give notice in writing to the Agent of
(A) the occurrence of any Event of Default or any continuing Unmatured Event of Default under this Agreement, (B) any technical, legal or administrative event (including without limitation, actual or threatened litigation) which has occurred or it is aware will occur and which is reasonably likely to materially prejudice the financial or economic situation of the Borrower or any of its Subsidiaries, (C) the occurrence of any event in relation to it which is reasonably likely to materially adversely affect the rights of the Agent or any of the Banks under, or the ability of any member of the Affiliate Group to perform its respective obligations under, the Loan Documents to which it is a party, (d) any set off, withholding or other claim or dispute of which it is aware affecting any of the collateral in any material respect, (E) any litigation or proceedings threatened in writing or any pending litigation of which it is aware or proceedings affecting, or involving as a party or potential party thereto the Borrower or any of its Subsidiaries and that could reasonably be expected to have a materially adverse effect on the Borrower or any of its Subsidiaries and (F) any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of (pound)15,000, which is not discharged within 10 days.

      7.2  EXPENSES.   Promptly  pay  (without   duplication  of  any  other
expenses to be paid by the Borrower hereunder):

            (A) all reasonable out-of-pocket expenses of the Agent (including, but not limited to, reasonable fees and disbursements of the Agent's counsel as well as those fees and disbursements arising in connection with appraisals and environmental site assessments) together with any applicable VAT, incident to the preparation, execution and delivery of the Loan Documents, any amendments or waivers to any of the Loan Documents, the protection of the rights of the Agent and the Banks under the Loan Documents and the enforcement of the Obligations, whether by judicial proceedings or otherwise;

            (B) in addition to and without limitation of the foregoing, all reasonable costs incurred by or on behalf of the Agent in connection with the monitoring or examination of the assets of the Borrower or its Subsidiaries, including all such costs incurred by the Agent's employees or professional advisers engaged in such monitoring or examination; and

            (C) all stamp, registration and other taxes and fees (including VAT) to which this Agreement and/or any other Loan Document or any judgment given in connection herewith or therewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Agent, against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

If the Borrower fails to perform any of its obligations under this Clause 7.2 each Bank shall, in accordance with its respective Commitment Percentage, indemnify the Agent against any loss incurred by it as a result of such failure and the Borrower shall forthwith reimburse each Bank for any payment made by it pursuant hereto. The obligations of the Borrower under this Clause 7.2 shall survive the repayment of the Advances.

      7.3 FINANCIAL RECORDS. Keep, and cause each of the Subsidiaries at all times to keep, books of record and accounts in which proper entries will be made of its financial transactions in accordance with generally accepted accounting principles in the United Kingdom, applied on a consistent basis.

      7.4 USE OF PROCEEDS. Use the Advances made available hereunder and the Collateral Instruments issued, extended or renewed hereunder solely for the purposes specified in Clause 1.3. None of the Advances or the Collateral Instruments shall be used in any way which infringes Section 151 of the Companies Act 1985 or any law of any other relevant jurisdiction which restricts the incurring of indebtedness and/or the creation of security by the Borrower or its Subsidiaries in connection with the acquisition, directly or indirectly, of ownership or control of the Borrower or its Subsidiaries. Without affecting the obligations of the Borrower in any way, no Bank shall be bound to monitor or verify the application of any Advance.

      7.5 DELIVERY OF MONTHLY MAXIMUM AMOUNT CERTIFICATE. Deliver to the Agent and each of the Banks within five (5) Business Days prior to the end of each calendar month a certificate in the form of EXHIBIT G to the Parent Loan Agreement, duly signed on behalf of the Borrower and the Parent and setting forth the maximum amount of the credit facilities available hereunder during the next calendar month (the "MONTHLY MAXIMUM AMOUNT") in accordance with Section 9.4(i) of the Parent Loan Agreement.

      7.6 FURTHER ASSURANCES. At any time or from time to time execute and deliver and cause each of the Subsidiaries to execute and deliver such further instruments and take such further action as may reasonably be requested by the Agent, further and more perfectly to effect the purposes of the Loan Documents, including without limitation, such further Security Documents and documents evidencing good and marketable title with respect to the properties and assets of the Borrower and its Subsidiaries now owned or acquired after the date hereof.

      7.7 AFFIRMATIVE COVENANTS IN THE PARENT LOAN AGREEMENT. Comply with all affirmative covenants made by the Parent in the Parent Loan Agreement with respect to itself and its Subsidiaries insofar as they apply to the Borrower as a Subsidiary of the Parent. The Borrower is familiar with all such affirmative covenants, which are hereby incorporated by reference and are hereby deemed to be made by the Borrower as if set forth herein in full.

Clause 8. CERTAIN NEGATIVE COVENANTS.

     The Borrower covenants and agrees that, until the later of (A) the Commitment Expiry Date, or (B) the date upon which all of the Obligations shall have been paid in full and the Commitments have been terminated, the Borrower will not (and to the extent applicable to any Subsidiary, will ensure that each such Subsidiary will not):

      8.1 DISTRIBUTIONS. Make, or permit any of the Subsidiaries to make, without the approval of all the Banks, any Distribution, except Distributions by any Subsidiary to the Borrower.

      8.2 BANK ACCOUNTs. Open or establish any bank accounts other than those listed on THE FOURTH SCHEDULE without the prior written consent of the Agent.

      8.3 NEGATIVE COVENANTS IN THE PARENT LOAN AGREEMENT. Fail to comply with all negative covenants made by the Parent in the Parent Loan Agreement with respect to itself and its Subsidiaries insofar as they apply to the Borrower as a Subsidiary of the Parent. The Borrower is familiar with all such negative covenants, which are hereby incorporated by reference and are hereby deemed to be made by the Borrower as if set forth herein in full.

Clause 9.  EVENTS OF DEFAULT; ACCELERATION.

     9.1  EVENTS OF DEFAULT.  If any of the following events shall occur:

            (A) the Borrower shall fail to pay when due any amount of principal of, or interest on, any Advance, when the same becomes due (whether at maturity, by reason of acceleration or otherwise); or

            (B) the Borrower shall fail to pay any amount (other than those specified in (a) above) payable hereunder or under any of the other Loan Documents; or

            (C) the Borrower or any of its Subsidiaries shall fail to comply with any of its covenants contained in Clauses 7 and 8; or

            (D) any member of the Affiliate Group shall fail to comply with any term, covenant or agreement contained in this Agreement (other than those specified in (A), (B) or (C) above) or in any of the other Loan Documents to which it is a party and such failure continues for fifteen (15) days after written notice of such failure has been given to such Person by the Agent; or

            (E) any representation or warranty made by any member of the Affiliate Group herein, in any of the Loan Documents, or in any writing delivered or furnished pursuant to this Agreement, or otherwise in connection with the transactions contemplated hereby or any report, certificate, or financial statement furnished in connection with this Agreement, shall prove to have been false or incorrect in any material respect when made, repeated, or deemed made; or

            (F) any Event of Default under and as defined in the Parent Loan Agreement shall have occurred and be continuing;

            (G) any member of the Affiliate Group shall be unable to pay its debts as they fall due or is deemed to be unable to pay its debts as they fall due within the meaning of Section 123 of the Insolvency Act 1986 (as that section may be amended by order under Section 416 of the Insolvency Act 1986) or admits its inability to pay its debts as they fall due, or suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness, or it begins negotiations with one or more of its creditors with a view to avoiding, or in the expectation of, insolvency; or

            (H) any petition is presented or meeting is convened with a view to a general composition, assignment or arrangement with all or any class of creditors of any member of the Affiliate Group, or a meeting of any member of the Affiliate Group is convened for the purpose of considering any resolution for its winding-up or for its administration or any such resolution is passed, or any Person presents a petition for the winding-up or for the administration of any member of the Affiliate Group, or an order for the winding-up or administration of any member of the Affiliate Group is made, or any other legal process is commenced with a view to the rehabilitation, administration, liquidation, bankruptcy, winding-up or dissolution of any member of the Affiliate Group or to any other insolvency proceedings involving any member of the Affiliate Group and, in the case of a petition or legal process (other than a petition for the administration of any member of the Affiliate Group) instituted by a Person who is not a member of the Affiliate Group (as the case may be), such petition or legal process has not been dismissed within thirty (30) consecutive calendar days; or

            (I) any liquidator, receiver, administrative receiver, administrator, trustee or the like is appointed in respect of any member of the Affiliate Group or of the whole or a substantial part of its assets, or one or more directors of any member of the Affiliate Group requests the appointment of any such Persons, or any attachment, sequestration, distress or execution affects all or substantially all of the assets of any member of the Affiliate Group and is not discharged or stayed within ten (10) consecutive calendar days; or

            (J) any event or series of events occurs after the date hereof which would be reasonably likely to materially adversely effect the ability of any member of the Affiliate Group to pay or perform its obligations under this Agreement or any of the other Loan Documents to which it is a party;

            (K) the Parent shall at any time beneficially own less than 100% of the issued share capital of Holdings or Holdings shall at any time beneficially own less than 100% of the issued share capital of the Borrower; or

            (L) the Parent shall default in the payment or performance of any of its obligations under the Parent Guarantee, or Holdings shall default in the payment or performance of any of its obligations under the Holdings Guarantee;

     THEN, or at any time thereafter while such event shall be continuing:

     (1) where the Borrower or any of its Subsidiaries is in default under the provisions of Clauses 9.1(G), (H) or (I) the Commitments shall automatically terminate, and the entire unpaid principal amount of all of the Advances, all interest accrued and unpaid thereon, all unsatisfied

Reimbursement Obligations and all fees and other amounts payable hereunder shall automatically become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and the Borrower shall be immediately obligated to provide cash collateral to the Agent in an amount equal to the Maximum Collateral Instrument Drawings; and

     (2) in any case referred to in this Clause 9.1 other than in Clauses 9.1(G), (H) or (I) the Agent may, and upon the request of the Majority Banks shall, by written notice to the Borrower, terminate all or part of the Commitments and/or declare all or part of the unpaid principal amount of all of the Advances, all interest accrued and unpaid thereon, all unsatisfied Reimbursement Obligations and all fees and other Obligations to be forthwith due and payable, whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and the Borrower shall on demand provide cash collateral to the Agent in an amount equal to the Maximum Collateral Instrument Drawings.

     No remedy herein conferred upon the Agent, the Banks, the Issuing Bank or the Overdraft Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

     9.2 DISTRIBUTION OF COLLATERAL PROCEEDS. In the event that, following the occurrence or during the continuance of any Unmatured Event of Default or Event of Default, the Agent, any Bank, the Issuing Bank or the Overdraft Bank, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realisation upon any of the collateral, such monies shall be distributed for application as follows:

            (A) first, to the payment of, or (as the case may be) the reimbursement of, the Agent, the Banks, the Issuing Bank and the Overdraft Bank for or in respect of all reasonable costs, expenses, disbursements and losses (excluding overhead or general payroll or administrative expenses) which they shall have incurred or sustained in connection with the collection of such monies, or the exercise, protection or enforcement of all or any of their rights, remedies, powers and privileges under this Agreement or any of the other Loan Documents or in respect of the collateral, and to support the provision of adequate indemnity to the Agent, the Banks, the Issuing Bank and the Overdraft Bank against all taxes or liens which by law shall have, or may have, priority over their rights to such monies;

            (B) second, to the satisfaction of all other Obligations in the following order:

                  (I) to pay all commitment and other fees owing and outstanding; then

                  (II) to pay accrued and outstanding interest pro rata in accordance with Clause 4.5(b) hereof; then

                  (III) to pay the principal amount of all Advances and
            unsatisfied Reimbursement Obligations pro rata amongst the Banks, the Issuing Bank and the Overdraft Bank; then

                  (IV) at the Agent's discretion, to be held as cash collateral for any Obligations not then due and payable (including without limitation Obligations with respect to outstanding Collateral Instruments); and

            (C) third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

Clause 10.  SET-OFF.

      Regardless of the adequacy of any collateral for the Obligations, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks (including for purposes of this Clause 10, the Agent, the Issuing Bank and the Overdraft Bank) to the Borrower or any of its Subsidiaries and any securities or other property of the Borrower or any of its Subsidiaries in the possession of such Bank may be applied to or set off against the payment of the Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or such Subsidiary, as the case may be, to such Bank. Each of the Banks agrees with each other Bank that (A) if an amount to be set off is to be applied to Indebtedness of the Borrower or such Subsidiary as the case may be, to such Bank, other than in respect of the Obligations, such amount shall be applied rateably to such other Indebtedness and to such Bank's PRO RATA portion of the Obligations, and (B) if such Bank shall receive from the Borrower or any of its Subsidiaries, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim with respect to the Obligations by proceedings against the Borrower or any of its Subsidiaries at law or in equity or by proof thereof in bankruptcy, reorganisation, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations any amount in excess of its rateable portion of the payments received by all of the Banks with respect to the Obligations, such Bank will make such disposition and arrangements with the other

Banks, with respect to such excess, either by way of distribution, PRO TANTO assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Obligations, its proportionate payment as contemplated by this Agreement.

Clause 11.  AGENCY.

     11.1  AUTHORISATION.

            (A) Each of the Banks, the Issuing Bank and the Overdraft Bank hereby appoints the Agent to act as its agent in connection herewith.

            (B) Each of the Banks, the Issuing Bank and the Overdraft Bank hereby appoints the Agent as, and agrees that the Agent shall act as, trustee of the security constituted by the Security Documents and the Agent hereby declares, irrevocably for itself and its successors in trust, that it shall hold such security and such rights and benefits in trust for the benefit of such Persons; SUBJECT ALWAYS to the terms and conditions set forth herein and in the Loan Documents and for the benefit of the said Persons and for the enforcement of the payment of all Obligations, and for the performance of and compliance with the covenants and conditions of this Agreement and each of the other Loan Documents.

            (C) Subject to the terms hereof, each of the Banks, the Issuing Bank and the Overdraft Bank irrevocably and expressly authorises the Agent to take such action and to exercise such rights, powers and discretions as are conferred upon it by the terms of this Agreement and the Loan Documents and any documents referred to therein, together with all such rights, powers and discretions as are reasonably incidental thereto. Nothing herein or therein shall impose on the Agent any duties or obligations other than those for which express provision is made herein or therein. Without limiting the foregoing, the Agent may:

                  (I) perform any of its functions, powers or duties by or through agents or employees;

                  (II) whenever it thinks necessary or desirable, delegate to any Person or group of Persons all or any duties, trusts, powers, authorities and discretions vested in the Agent under this Agreement or the Loan Documents or any other document related hereto or thereto and any such delegation may be made by power of attorney or in such other manner as the Agent may think fit and may be made upon such terms and conditions (including the power to sub-delegate) and subject to such regulations as the Agent thinks fit, the Agent shall not be responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate or be bound to supervise the proceedings or acts of any such Person;

                  (III) hold or place this Agreement and the Loan Documents and any other document relating hereto and thereto with any banker, bank or any other Person whose business includes the safe custody of documents or with a lawyer or firm of lawyers in any part of the world, and the Agent shall not be responsible for any loss incurred in connection with any such deposit and may pay all sums required to be paid on account or in respect of any such deposit;

                  (IV) assume that:

                       (A) any representation made by the Borrower or any other Person in connection herewith or in connection with any of the Loan Documents is true;

                       (B) no event which is or may become an Event of Default has occurred; and

                       (C) the Borrower is not in breach of or in default under its obligations hereunder unless it has actual knowledge or actual notice to the contrary;

                  (V) assume that the office of each Person is that identified with its signature below until it has received from such Person a notice designating some other office of such Person to replace such office and act upon any such notice until the same is superseded by a further such notice;

                  (VI) engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

                  (VII) rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower or any other Person upon a certificate signed by or on behalf of the Borrower or such other Person;

                  (VIII) rely upon any communication or document believed by it to be genuine and to have been sent or signed by the Person by whom it purports to have been sent or signed;

                 (IX) refrain from exercising any right, power or discretion vested in it hereunder unless and until instructed by the Majority Banks as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

                 (X) refrain from acting in accordance with any instructions of the Majority Banks to begin any legal action or proceeding arising out of or in connection with this Agreement or any Loan Document until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

            (D) Each of the Banks, the Issuing Bank and the Overdraft Bank hereby appoints the Agent with the power to act, subject to the express conditions hereinafter set forth, as its true and lawful attorney, with full power and authority to act for and on behalf of it as attorney:

                 (I) to execute and deliver, whether as a deed or under hand, any and all agreements and other documents relating to the establishment, maintenance and exercise of rights deriving from the Security Documents;

                 (II) to execute and deliver any and all amendments and supplements to the matters described in subclause (I) above;

                 (III) to take all such further action and do all such things of whatsoever nature and description as in the entire discretion of such attorney are appropriate, necessary or convenient to carry out the objects referred to in this subclause (D); and

                 (IV) to appoint a substitute to carry out all or any of the objects referred to in this subclause (D) and to revoke any such appointment.

            Each of the Banks hereby ratifies and confirms all that the Agent as attorney shall do or cause to be done by virtue of this subclause (D).

            Notwithstanding anything contained herein to the contrary, nothing in this subclause (D) shall be deemed or construed to constitute a transfer of the rights arising under the Security Documents to the Agent as attorney.

            (E) All rights of action and rights to assert claims upon or under this Clause 11 and the Security Documents may be enforced by the Agent and any such suit or proceeding instituted by the Agent shall be brought in its name in its capacity as agent and trustee under this Clause 11 and/or in the name of the relevant Banks and any recovery of judgment shall be held by it in such capacity.

            (F) (I) If there shall exist and be continuing an Event of Default or an Unmatured Event of Default, the Majority Banks shall have the right, by an instrument in writing executed and delivered to the Agent under this Clause 11, to direct the Agent to exercise, or to refrain from exercising, any right, power, discretion or remedy, available to or conferred upon any of the Banks in respect of the Security Documents, and in connection therewith, to direct the time, method and place of conducting any proceeding for the exercise of any such right, power discretion or remedy available to any of the Banks, or of exercising any right, power, discretion or remedy conferred on the Agent under this Clause 11, or for the appointment of a receiver, or for the taking of any other action authorised by this Clause 11. Subject to the limitations set forth in subclause
            (G) of this Clause 11.1 and subject to Clause 11.1(c)(x), upon receipt of such directions, the Agent shall take such actions as are specified therein.

                 (II) Nothing in this subclause (F) of Clause 11.1 shall impair the right of the Agent in its discretion to take or omit to take any action which is deemed proper by the Agent and which is not inconsistent with any direction of the Majority Banks; PROVIDED, HOWEVER, that the Agent shall not be under any obligation, as a result of this subclause (f) of Clause 11.1, to take any action which is discretionary with the Agent under the provisions of the Security Documents or this Clause 11 unless so directed by the Majority Banks.

            (G) Notwithstanding any other provision contained in this Agreement, none of the rights of any Bank, the Issuing Bank or the Overdraft Bank, which are absolute and unconditional, to receive payment of the Obligations owing to it on or after the due date thereof as expressed in this Agreement or in any of the documents constituting the Security Documents, to institute suit for the enforcement of such payment on or after such due date, or to assert its position and views as a secured creditor in, and to otherwise exercise any right (other than the right to enforce the Security Documents which shall in all circumstances be exercisable only by the Agent at the direction of the Majority Banks) it may have in connection with, a case or proceeding under any bankruptcy or insolvency law in which any member of the

      Affiliate Group is a debtor, or the obligation of any member of the Affiliate Group which is also absolute and unconditional, to pay the Obligations owing by such Person to any Bank, the Issuing Bank or the Overdraft Bank at the time and place expressed in the documents constituting Security Documents relating thereto, shall be impaired or affected without the consent of such Bank, the Issuing Bank or the Overdraft Bank, as the case may be.

            (H) If there shall exist and be continuing an Event of Default or an Unmatured Event of Default, the Agent shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it under this Clause 11, and the Agent may either after entry or without entry proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the property charged by the Security Documents and to sell or assign, as the case may be, all or, from time to time, any part of such property under the judgment or decree of any court of competent jurisdiction in connection with the Security Documents.

      11.2  NOTIFICATION.  The Agent shall:

            (A) promptly inform each Bank, the Issuing Bank and the Overdraft Bank of the contents of any notice or document received by it from the Borrower hereunder;

            (B) promptly notify each Bank, the Issuing Bank and the Overdraft Bank of the occurrence of any Event of Default or any default by the Borrower in the due performance of or compliance with this Agreement of which the personnel of the Agent having the conduct of such matters have actual knowledge or actual notice;

            (C) except as otherwise provided herein, act hereunder in accordance with any instructions given to it by the Majority Banks, which instructions shall be binding on all the Banks; and

            (D) if so instructed by the Majority Banks, refrain from exercising any right, power or discretion vested in it hereunder.

      11.3 NO OBLIGATION. Notwithstanding anything set forth to the contrary herein, the Agent shall not:

            (A)  be bound to enquire as to:

                 (I)  whether  or  not  any   representation   made  by  the
            Borrower or any other Person in connection herewith or with any of the Loan Documents is true;

                 (II) the occurrence or otherwise of any event which is or may become an Event of Default or an Unmatured Event of Default;

                 (iii)  the   performance  by  the  Borrower  or  any  other
            Person of its obligations hereunder or under any of the Loan Documents; or

                 (IV) any breach of or default by the Borrower or any other Person of its obligations hereunder or under any of the Loan Documents;

            (B) be bound to account to any Bank, the Issuing Bank or the Overdraft Bank for any sum or the profit element of any sum received by it for its own account;

            (C) be bound to disclose to any other Person any information relating to the Borrower or any other Person if such disclosure would or might in its opinion constitute a breach of any law or regulation or otherwise be actionable at the suit of any Person; or

            (D) be under any obligations other than those for which express provision is made herein.

      11.4 INDEMNITY. Each Bank shall, from time to time on demand by the Agent, indemnify the Agent, the Issuing Bank and the Overdraft Bank PRO RATA in accordance with its respective Commitment Percentage against any and all costs, claims, expenses (including legal fees) together with any applicable VAT and liabilities which the Agent, the Issuing Bank or the Overdraft Bank may incur in acting in its capacity.

      11.5  NO LIABILITY.

            (A) The Agent does not accept any responsibility for the accuracy and/or completeness of any information supplied by the Borrower or any other Person in connection herewith or in connection with the Loan Documents or for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or the Loan Documents and the Agent shall not be under any liability as a result of taking or omitting to take any action in relation to this Agreement or any of the Loan Documents.

            (B)  The Agent in its capacity as trustee or otherwise:

                 (I) shall not be liable for any failure, omission or defect in perfecting the security constituted by any Security Document or any security created thereby; and

                 (II) may accept without enquiry such title as the Borrower or any of its Subsidiaries may have to the property over which security is intended to be created by any of the Security Documents.

            (C) Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent, the Issuing Bank or the Overdraft Bank any claim it might have against the Agent, the Issuing Bank or the Overdraft Bank in respect of the matters referred to in this Clause 11.5.

      11.6 THE AGENT AS A BANK. The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Affiliate Group and shall not be liable to account to the Banks, the Issuing Bank or the Overdraft Bank for any profit made by it thereby or in connection therewith.

      11.7  RESIGNATION.

            (A) Each of the Agent, the Issuing Bank and the Overdraft Bank may resign its appointment as such (and in the case of the Agent, as trustee) hereunder at any time without assigning any reason therefor by giving not less than seven days' prior written notice to that effect to each of the other parties hereto; PROVIDED THAT no such resignation shall be effective until a successor is appointed in accordance with the provisions of this Clause 11.

            (B) If a Person gives notice of its resignation pursuant to subclause (A) hereof then any reputable and experienced bank or other financial institution that is qualified to act as Agent, the Issuing Bank or Overdraft Bank, as the case may be, under this Agreement, may (with the prior written consent of the Borrower, such consent not to be unreasonably withheld) be appointed as a successor to such Person by the Majority Banks during the period of such notice but, if no such successor is so appointed, such Person may appoint such a successor itself.

            (C) If a successor to a Person is appointed under the provisions of subclause (b) hereof then (i) the retiring Person shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 11 and (ii) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto. The parties hereto shall do such acts and things and execute such documents as may be necessary to give effect to the appointment of such successor.

      11.8 NO REPRESENTATIONS. It is understood and agreed by each Bank, the Issuing Bank and the Overdraft Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, affairs, status and nature of the Borrower and the other members of the Affiliate Group and, accordingly, each Bank, the Issuing Bank and the Overdraft Bank warrants to the Agent that it has not relied and will not hereafter rely on the Agent:

            (A) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower and the other members of the Affiliate Group in connection with this Agreement or the Loan Documents or the transactions contemplated hereby or thereby (whether or not such information has been or is hereafter circulated to such Person by the Agent); or

            (B) to assess or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of the Borrower or any other member of the Affiliate Group.

      11.9 COMPLIANCE WITH LAW. The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

      11.10 INVESTMENT BY AGENT. Save as otherwise provided in the Security Documents, all monies which under the trusts herein or therein contained or received by the Agent in its capacity as trustee or otherwise may be invested in the name of or under the control of the Agent in an investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Agent with the consent of the Majority Banks.

      11.11  DIVISIONS OF AGENT TREATED AS SEPARATE.

            (A) In acting as Agent, the London Branch of BankBoston, N.A. shall be treated as a separate entity from any other of the divisions or branches of BankBoston, N.A. or its affiliates.

            (B) In the event that any of BankBoston, N.A.'s divisions, branches or similar units or affiliates should act for any of the Borrower, its Subsidiaries or the Parent or its Subsidiaries in any capacity, whether as bankers or otherwise in relation to any matter, any information given by such division, units or affiliates shall be treated as confidential and BankBoston, N.A. shall not be obliged to disclose such information to any Bank or any other Person.

      11.12 NO KNOWLEDGE. The Agent shall be deemed not to have any actual knowledge or actual notice of the contents of any information obtained by it or supplied to it by or on behalf of the Borrower, any of its Subsidiaries or the Parent, other than the contents of information obtained by or supplied to the Agent in its capacity as Agent under the Loan Documents.

Clause 12.  MISCELLANEOUS.

      12.1 CONSENTS, AMENDMENTS, WAIVERS, ETC. Any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. The performance or observance by the Borrower or any member of the Affiliate Group of any terms of this Agreement, the other Loan Documents or any other such other instrument or the continuance of any Unmatured Event of Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively), with but only with, the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on and the term of the Obligations, the time for the payment or repayment of the principal of any Advances, any interest thereon and any fees or other amounts payable hereunder, the release of a substantial portion of the security intended to be created by the Security Documents, the Commitment Percentages, the respective Commitments of the Banks and the Maximum Commitment Amount hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the definition of Majority Banks and this Clause 12.1 may not be amended without the written consent of all of the Banks; Clause 2B and Clause 4.4(a) may not be amended without the written consent of the Issuing Bank; Clause 2A.5(F) and Clause 4.4(B) and (C) may not be amended without the written consent of the Overdraft Bank; and Clause 11 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent, any Bank, the Issuing Bank or the Overdraft Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

      12.2  ASSIGNMENT AND NOVATION.

            (A) This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns.

            (B) The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder and under the other Loan Documents.

            (C) Any Bank (an "Existing Bank") may at any time with the prior written consent of the Agent on behalf of itself, the Issuing Bank and the Overdraft Bank assign all or any part of its rights and benefits hereunder and under the other Loan Documents to an Eligible Transferee (a "PARTICIPANT"), PROVIDED THAT:

                  (I) the Existing Bank shall retain all of its obligations
            hereunder and under the other Loan Documents unless such obligations are transferred pursuant to and in accordance with subclauses (E),
            (F) and (G) below;

                  (II) simultaneously with such assignment, the Existing Bank shall assign to the Participant a pro rata participation in such Bank's rights and benefits under the Parent Loan Agreement, in accordance with the relevant terms and conditions of the Parent Loan Agreement; and

                  (III) unless the Participant is an Affiliate of the Existing
            Bank, the Existing Bank shall give prompt notice of such assignment and the amount thereof to the Borrower, the Agent, the other Banks, the Issuing Bank and the Overdraft Bank.

            (D) If an Existing Bank assigns all or any of its rights and benefits hereunder and under the other Loan Documents in accordance with subclause (C), then, unless and until the Participant has agreed with the Agent, the Banks, the Issuing Bank and the Overdraft Bank that it shall be under the same obligations towards each of them as it would have been under if it had been a party hereto as a Bank, then the Agent, the other Banks, the Issuing Bank and the Overdraft Bank shall not be obliged to recognise such Participant as having the rights against each of them which it would have had if it had been such a party hereto.

            (E) Any Existing Bank may at any time novate all or any part of its Commitment hereunder and under the other Loan Documents together with all of such Bank's rights, benefits and obligations hereunder and under the other Loan Documents (including its obligation to indemnify the Issuing Bank with respect to drawings under Collateral Instruments and its obligation to indemnify the Overdraft Bank with respect to the Overdraft) in connection with such Commitment or part thereof to any Eligible Transferee (a "NEW BANK"), PROVIDED THAT:

                  (I) except in the case of a novation to an Affiliate of the
            Existing Bank or to another Bank party to this Agreement, no such novation may be made without the prior written consent of the Borrower, such consent not be unreasonably withheld;

                  (II) no such novation may be made without the prior written consent of the Agent on behalf of itself and the other Banks, the Issuing Bank and the Overdraft Bank (and for the avoidance of doubt each of the Banks (other than the Existing Bank and the New Bank), the Issuing Bank and the Overdraft Bank irrevocably authorises the Agent to execute any Novation Agreement on its behalf), such consents not to be unreasonably withheld;

                  (III) each such novation shall be of a constant, and not a varying, percentage of all the Existing Bank's rights and obligations hereunder and under the other Loan Documents; and

                  (IV) the Existing Bank shall pay to the Agent on the Novation
            Date a registration fee as set forth in subclause (H).

            (F) If an Existing Bank wishes to novate all or any part of its Commitment hereunder and under the other Loan Documents and its associated rights, benefits and obligations as contemplated in subclause (E), then such novation shall be by effected the delivery to the Agent of a duly completed and duly executed certificate substantially in the form attached hereto as EXHIBIT B (a "NOVATION AGREEMENT"). On the date (the "NOVATION DATE") which is the later of the date specified in such Novation Agreement (the "NOVATION Date") and the fifth Business Day following the date of the delivery thereof to the Agent, or on such earlier date as the Agent may agree, to the extent of the rights and obligations specified in the Novation Agreement:

                  (I) the Existing Lender, on the one hand, and the Borrower, the other Banks, the Agent, the Issuing Bank and the Overdraft Bank (collectively, the "EXISTING PARTIES"), on the other hand, shall be released from their obligations to each other (the "DISCHARGED OBLIGATIONS") under this Agreement and the other Loan Documents, but without prejudice to any claims that may have arisen prior to the Novation Date;

                  (ii) the New Lender and the Existing Parties shall assume
            obligations towards each other that differ from the Discharged Obligations only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

                  (iii) the rights of the Existing Lender against the Existing
            Parties and vice versa (the "Discharged Rights") under this Agreement and the Loan Documents shall be cancelled but without prejudice to any claims that may have arisen prior to the Novation Date; and

                  (iv) the New Lender and the Existing Parties shall acquire rights against each other that differ from the Discharged Rights only insofar as they are exercisable by or against the New Lender instead of the Existing Lender.

            (g) By executing and delivering a Novation Agreement, each of the Existing Bank and the New Bank party thereto confirms to, and agrees with, each other and the Existing Parties as follows:

                  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being novated thereby free and clear of any adverse claim, the Existing Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any charge, security interest or mortgage;

                  (II) the Existing Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan

            Documents or any other instrument or document furnished pursuant hereto or thereto;

                  (III) the New Bank confirms that it has received such
            documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Novation Agreement;

                  (IV) the New Bank agrees that it will, independently and
            without reliance upon the Existing Bank, the Agent, the Issuing Bank, the Overdraft Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents;

                  (V) the New Bank represents and warrants that it is an Eligible Transferee;

                  (VI) the New Bank appoints and authorises the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

                  (VII) the New Bank agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank; and

                  (VIII) the New Bank represents and warrants that it is legally authorised to enter into such Novation Agreement.

            (H) The Agent shall maintain a copy of each Novation Agreement delivered to it in a register or similar list (the "REGISTER") for the recordation of the names and addresses of the Banks and the Commitment Percentage of and principal amount of the Advances owing to each of the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error. Upon each such recordation, the Existing Lender shall pay to the Agent a registration fee in the amount of (pound)1,000.

            (I) Any Bank may, in connection with an actual or potential assignment or novation pursuant to this Clause 12.2 disclose to any actual or potential Participant or New Bank or to any Person who may otherwise enter into contractual relations with such Bank in relation to this Agreement such information about the Borrower and its Subsidiaries furnished to such Bank by or on behalf of the Borrower.

      12.3  NOTICES.

            (A) Any notice, demand or communication made or given hereunder by one Person to another pursuant to this Agreement shall be in writing and shall be made or delivered to that other Person at the address listed in subclause (B) below (or, in the case of a New Bank, as indicated in the Novation Agreement to which it is a party as the New Bank) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by facsimile transmission), when left at that address (in the case of any letter sent by hand or courier service), or one Business Day after being deposited in the post, first class postage prepaid, in an envelope addressed to it at that address (in the case of any letter sent by post).

            (B) Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

      If to the Borrower at:         Pipeline Induction Heat Limited
                                     The Pipeline Centre, Unit 12
                                     Farrington Road
                                     Rossendale Road Industrial Estate
                                     Burnley, BB11 5SW
                                     Attention: Michael Smith
                                     Telephone no.: 01282 415 323
                                     Telecopy no.: 01282 415 326

      If to the Agent, the Issuing
      Bank or the Overdraft Bank at: The First National Bank
                                     of Boston, London Branch
                                     39 Victoria Street
                                     London SW1H OED
                                     Attention: Michael Rowe
                                     Telephone no.: 0171 932 9253
                                     Telecopy No. 0171 932 9364

            If to any of the Banks, to the address for such Bank set forth on THE SECOND SCHEDULE hereto, or as otherwise set forth in a notice from such Bank to each other party hereto.

            (C) Any communication to be made or delivered to the Borrower by the Banks, the Issuing Bank or the Overdraft Bank, or by the Borrower to any of them shall be made or delivered to the Agent, which shall promptly advise the Borrower, the Banks or the Overdraft Bank, as the case may be, thereof.

     12.4  GOVERNING LAW; PLACE OF JURISDICTION.

            (A) This Agreement shall be governed by, and shall be construed in accordance with, the laws of England.

            (B) For the benefit of the Agent, each of the Banks, the Issuing Bank and the Overdraft Bank, the Borrower irrevocably agrees that:

                  (I) the courts of England are to have jurisdiction to settle any disputes which may arise in connection with the legal relationships established by this Agreement or otherwise arising in connection with this Agreement, and the Borrower irrevocably submits to the jurisdiction of such courts; and

                  (II) this provision shall not limit the rights of the Agent, the Banks, the Issuing Bank or the Overdraft Bank to take proceedings in any other court of competent jurisdiction.

     12.5 SEVERABILITY. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

     12.6 COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one Agreement.

     12.7 ENTIRE AGREEMENT. This Agreement together with all Amendments, Exhibits and Schedules hereto, expresses the entire understanding of the parties, with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, orally or in writing, except as provided in Clause 12.1 hereof.

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by or on behalf of the parties on the day and year first written above.



SIGNED by                      )
for and on behalf of PIPELINE  )
INDUCTION HEAT LIMITED         )
in the presence of:            )      ______________________
                               )

Witness Signature:


Name:


Address:


Occupation:


SIGNED by                      )
for and on behalf of           )
THE FIRST NATIONAL,            )      ____________________
BANK OF BOSTON,                )
LONDON BRANCH, as a            )
Bank, Agent, Issuing Bank      )
and Overdraft Bank,            )
in the presence of:            )


Witness Signature:


Name:


Address:


Occupation